Exhibit 4.17

Promoters Agreement

between

China Life Insurance (Group) Company

and

China Life Insurance Company Limited

for

Formation of China Life Property and Casualty Insurance Company Limited

October 23, 2006

Promoters Agreement

Whereas, China Life Insurance (Group) Company and China Life Insurance Company Limited obtained approval from the CIRC on September 30, 2006 of the formation of a property and casualty insurance company in Beijing, China by these two parties as Founders. The Company shall be named “China Life Property and Casualty Insurance Company Limited”. In order to set forth the purpose and business scope of the Company, the rights and obligations between Founders and other significant matters relating to the formation of the Company as well as such relevant matters as the organizational structure and day-to-day operations and management of the Company, both parties, in accordance with the PRC Company Law, PRC Insurance Law, PRC Contract Law, Insurance Companies Administrative Regulations and other applicable PRC laws, rules and regulations, through friendly negotiations, entered into this promoters agreement (the “Agreement”) in Beijing, China on October 23, 2006 on equal and voluntary basis.

Article I. Definitions and Interpretation

1.1	Unless otherwise provided herein, the following terms used in this Agreement shall have the respective meanings given to them below:

“Company” shall mean China Life Property and Casualty Insurance Company Limited to be established under the PRC Law.

“CIRC” shall mean the China Insurance Regulatory Commission.

“SAIC” shall mean the State Administration for Industry and Commerce of the PRC.

“Articles of Association” shall mean the articles of association regarding the affairs and management of the Company as entered into by the Founders and approved by the CIRC, as well as the amendments, supplements and modifications thereto as made by the Company from time to time.

“Business License” shall mean the Enterprise Legal Person Business License issued to the Company by the SAIC.

“PRC” or “China” shall mean the People’s Republic of China, but excluding Hong Kong Administrative Region, Macau Administrative Region and Taiwan for purpose of this Agreement.

“Founders” shall mean, collectively, the two parties as set forth in Article II hereof, which proposed to found and form the Company.

“Pre-emptive Right” shall mean the Founders’ right hereunder to purchase or subscribe for shares of the Company in priority where any other Shareholder transfers shares of the Company or the Company issues new shares. See Article 5.6 and Article VIII for detailed provisions.

“China Life” shall mean and China Life Insurance Company Limited, one of the Founders.

“CLIC” shall mean China Life Insurance (Group) Company, one of the Founders.

“CLIC Preparation Group” shall mean the interim body formed by CLIC for the establishment of the Company prior to the organization of the Establishment Preparation Group.

“Establishment Preparation Group” shall mean the interim body jointly formed by the Founders for the establishment of the Company as approved by the CIRC.

“Shareholder” shall mean the person who holds shares of the Company.

“PRC Shareholders” shall mean the Shareholders organized in China under the PRC Law.

“Renminbi” or “RMB” shall mean the lawful currency of the PRC.

“Establishment Date” shall mean the date on which the Business License is issued to the Company by the SAIC.

“Registered Capital” shall mean the total amount of the Company’s share capital as registered by the Company with the SAIC.

“Capital Contribution Account” shall mean the RMB account opened by the Establishment Preparation Group in its name after obtaining the verification of the Company’s name from the SAIC for receipt of the capital contribution in currency made by the Founders.

“Capital Contribution Date” shall mean the date on which any Founder pays in its share capital as provided in Article 5.4 hereof.

“Lock-up Period” shall mean the time period for which the Founders shall be prohibited from transferring its shares in the Company, which shall be one year from the Establishment Date for purpose of this Agreement.

“Affiliate”, with respect to a person, shall mean any of the followings:

(a)	its controlling shareholder;

(b)	any other shareholder of such person;

(c)	any enterprise in which its controlling shareholder or any other shareholder has a controlling or other equity interest;

(d)	any legal person or natural person who has a substantial influence on its controlling shareholder or major shareholder;

(e)	any joint venture of such person;

(f)	any associated company of such person;

(g)	any other enterprise controlled by its principal individual investor, key member of its management, its core technical personnel or any person having a close relation with the foregoing; or

(h)	any other legal person or natural person who has a substantial influence on such person.

“Related Party Transaction” shall mean any transaction entered into by the between the Company and any Shareholder or an Affiliate of any Shareholder.

“Force Majeur” shall mean any event which can not be foreseen, prevented or overcome and which will have a material effect on the performance of this Agreement by any party or both parties hereto, including, without limitation, natural disasters such as earthquake, flood, fire, typhoon, lightening strike, and plague, war, military action, armed conflict, terrorist act, strike and government administrative action, as well as any changes in laws, rules, regulations or state policies.

“PRC Law” shall mean all the currently-in-effect laws, rules, regulations and decrees formulated and promulgated by the legislative and administrative bodies of the PRC, judicial interpretations of the Supreme Court and Supreme Procuratorate and other decisions with general binding effect.

“Business Secret” shall mean various technical information and business information which are not public available, profitable and practicable to the Company, and have been kept confidential by the Company, including, without limitation, lists of clients, marketing plans, pricing policies, financial information and management models.

“Organizational Expense” shall mean the cost and expense incurred by the Establishment Preparation Group during the preparation for the establishment of the Company, including the salaries and wages of personnel, office expense, consulting expense, training expense, travel expense, printing expense, registration fee and expenditure such as exchange gain or loss and interests which are not included into the fixed assets and intangible assets.

“Business Day” shall mean the date on which the banks in China are open for business and is not on Saturday, Sunday or any legal holiday.

Article II. Founders

2.1	The Founders which proposed to form the Company and entered into this Agreement are listed as follows:

Party A: China Life Insurance (Group) Company
Registered in: Beijing, China
Address: 5 West Guanyingyuan, Xicheng District, Beijing
Legal Representative: Yang Chao
Position: President

Party B: China Life Insurance Company Limited
Registered in: Beijing, China
Address: 16 Chaowai Avenue, Chaoyang District, Beijing
Legal Representative: Yang Chao
Position: Chairman

Article III. Organizational Form

3.1	Name of the Company.

Chinese name of the Company shall be , or in short.

English name of the Company shall be “China Life Property and Casualty Insurance Company Limited”, or “China Life P&C” in short.

Registered address of the Company shall be 15/F Block A, Tongtai Building, 33 Financial Street, Xicheng District, Beijing, PRC.

3.2	Nature of the Company.

The Company shall be a joint stock limited company existing indefinitely with independent legal person status. The Shareholders shall be liable for the Company and share the profits and risks and losses of the Company to the extent of their respective share subscriptions in the Company. The Company shall be liable for the obligations and indebtedness of the Company to the extent of all of its property and assets.

Article IV. Purpose and Business Scope

4.1	Purpose of the Company.

The Company shall, in accordance with the PRC Law, based on the principles of honesty and sound operation, realize, to the fullest extent possible, the best profitability, image and return, with a view to expand the property and casualty insurance industry in China, reduce insurance costs and improve key competition capability of Chinese insurance industry.

4.2	Business Scope of the Company.

The business scope of the Company at the time of its establishment shall be the following insurance businesses as approved and verified by the CIRC:

(a)	property loss insurance;

(b)	liability insurance;

(c)	statutory liability insurance;

(d)	credit insurance and guarantee insurance;

(e)	agricultural insurance;

(f)	other property and casualty insurance;

(g)	short-term health insurance and accident insurance;

(h)	reinsurance business of the foregoing;

(i)	other funds employment business as permitted under PRC Law; and

(j)	other business as may be approved by the CIRC.

The Company may, based on needs arising from the actual operations, make adjustment to the above business scope, subject to final approval by the CIRC and registration with the SAIC.

4.3	Establishment of Branches.

Initially at the time of its establishment, the Company will set up branches in several provinces and cities in China, and later, extend to all over China within three to five years. With the approval of the Company’s shareholders’ general meeting, the Company may set up multi-leveled branched and sub-branches in various regions in China. Based on the business needs of the Company, the shareholders’ general meeting shall have the right to approve the Company’s establishing branches and/or offices outside China.

Article V. Registered Capital and Share Capital

5.1	The Company, upon establishment, shall have the registered capital in the amount of RMB 1 billion, consisted entirely of equal-valued ordinary shares. The total number of shares of the Company shall be 1 billion, each share having a par value of RMB 1. Each party hereto shall subscribe for all the registered capital, all of which shall be registered ordinary shares. Each ordinary share shall have the same rights and privileges.

5.2	Each party hereto shall, as per the following table, subscribe for the shares of the Company at the price of RMB 1 per share:

Investor	Capital Contribution	Number of Shared Subscribed	Percentage of Total Share Capital	Investment Method
Party A	RMB 600 million	600 million	60%	RMB in cash
Party B	RMB 400 million	400 million	40%	RMB in cash

5.3	Each of the parties hereto shall, within 45 days of the execution hereof, pay up its capital contribution in full in accordance with the PRC Company Law and the preceding Article 5.2. All of the payments shall be made to the Capital Contribution Account. The funds paid by both partied into the Capital Contribution Account shall be employed only after the Establishment Date and in accordance with the Articles of Association.

5.4	Establishment Preparation Group shall, after both parties hereto have paid up in full their respective capital contributions within the time period prescribed herein, engage a capital verification firm duly organized and with good credit to verify the capital contributions and issue a capital verification report.

5.5	After making the capital contributions, none of the parties hereto shall withdraw its capital contribution, unless otherwise provided in Article 12.1 hereof.

5.6	Pre-emptive Right in connection with Issuance of New Share.

Each party hereto shall have the right to subscribe for any shares to be issued by the Company subsequently pro rata to its shareholdings in the Company under the same terms and conditions. Such Pre-emptive Right shall be terminated upon the initial public offering of the Company. The Pre-emptive Right hereunder shall not constitute the obligation on the part of any party hereto to subscribe for any issuance of new shares prior to the initial public offering of the Company.

Article VI. Establishment of the Company

6.1	Both parties hereto agree that they shall, within ten days upon approval from the CIRC of the establishment of the Company, form the Establishment Preparation Group. Both parties shall authorize the Establishment Preparation Group to be responsible for the following matters relating to the establishment of the Company:

(a)	To obtain from the SAIC the verification of the name of the Company;

(b)	To draft the Articles of Association and other relevant organizational documents of the Company;

(c)	To open the Capital Contribution Account so as for the Founders to pay up their capital contributions as provided herein;

(d)	To formulate the three-year operation plan and reinsurance plan;

(e)	To complete the computer equipment installation and configuration and network construction of the Company;

(f)	To convene the founding meeting of the Company;

(g)	To apply to the CIRC for commencement of operation after the completion of the preparations for establishment;

(h)	To register with the SAIC after obtaining the approval from the CIRC of the commencement of operation and the insurance business operation permit issued by the CIRC; and

(i)	Such other preparation matters as may be required by the CIRC or agreed upon herein or other matters in relation to realization of the purpose of the Company.

During the preparation for establishment, Founders shall be jointly and severally liable for the acts of both CLIC Preparation Group and Establishment Preparation Group. Upon establishment of the Company, it shall assume the liability for the acts of Establishment Preparation Group.

6.2	Establishment Preparation Group shall consist of representatives appointed by Founders and chaired by the representative appointed by CLIC. It shall be in charge of the preparation work for the establishment of the Company. Establishment Preparation Group may set up several working groups, as it deems necessary, to be responsible for various aspects of the preparation work. Establishment Preparation Group shall, on or before the tenth date of each month, provide to both parties hereto a written report on the progress and status of the preparation work.

6.3	Establishment Preparation Group shall, within 30 days of the date of the capital verification report under Article 5.4 to the effect that the share subscription has been fully paid up, convent the founding meeting of the Company. Establishment Preparation Group shall notify the Founders in writing of the date and agenda of the meeting no later than 15 days before the convening of the meeting. The founding meeting shall only be held with the attendance of the Founders. The founding meeting shall not resolve on any matter listed in the meeting notice without the approval of the majority of the total voting rights held by both parties hereto.

6.4	Unless otherwise agreed by the Founders, Establishment Preparation Group shall, within twelve months of the date of CIRC’s approval of the establishment of the Company, complete the preparation for the establishment, which may be extended to 15 months, subject to the approval of the CIRC.

6.5	Establishment Preparation Group shall, within ten days of the completion for the establishment, apply to the CIRC in writing for commencement of operation. Establishment Preparation Group shall, within 30 days of the approval and issuance of the insurance business operation permit by the CIRC, register with the SAIC accordingly.

6.6	Both parties hereto acknowledge and agree that prior to the formation of the Establishment Preparation Group, the expense paid by CLIC Preparation Group for the establishment of the Company shall be part of the Organizational Expense, and shall, along with other Organizational Expense incurred by the Establishment Preparation Group, be borne by the Company, subject to the confirmation by the founding meeting of the Company.

Article VII. Rights and Obligations

7.1	Each party hereto shall exercise the following rights:

(a)	To subscribed for and acquire the shares of the Company under the terms and conditions provided in this Agreement;

(b)	To enter into the Articles of Association;

(c)	To nominate the candidates for the first-term board of directors and supervisory committee of the Company;

(d)	To inquire about the progress and status of the preparation work for the establishment of the Company;

(e)	To attend the founding meeting and adopt the Articles of Association and other matters required to be voted on at the founding meeting;

(f)	To claim for liability of the party in default where such party’s breach of contract has caused the loss of the other party; and

(g)	Other rights as maybe provide by the PRC Law and this Agreement.

7.2	Each party hereto shall perform the following obligations:

(a)	To pay up the price for its share subscription as provided herein;

(b)	To be jointly and severally liable for the expense and liabilities arising out of the attempted establishment of the Company where such attempt fails;

(c)	To be liable as provided under Article XIII hereof where it fails to perform its obligation to subscribe for the shares of the Company in accordance with the time period and amount as provided hereunder;

(d)	To be liable to the Company where its intentional or negligent act during the process of establishing the Company has caused loss to the interest of the Company;

(e)	To furnish promptly all of the documents required for the applications for commencement of operation and registration of the Company and to provide any service or convenience necessary for the establishment of the Company; and

(f)	Other obligations as maybe provide by the PRC Law and this Agreement.

7.3	Upon the establishment of the Company, each party hereto shall, as a Shareholder, have the following rights:

(a)	To attend and vote at the shareholders’ general meeting in person or by proxy;

(b)	To nominate, elect and change the directors of the Company who are non-employees of the Company and supervisors who are representatives of Shareholders;

(c)	To transfer all or part of its shareholding in the Company in accordance with law and this Agreement;

(d)	To inspect and review the Articles of Association, minutes of shareholders’ general meeting and financial and accounting report;

(e)	To be distributed the after-tax profits by the Company as provided under the Articles of Association;

(f)	To be distributed the remaining assets of the Company after the termination of the Company;

(g)	The Pre-emptive Right as provided hereunder in connection with the new issuance by the Company;

(h)	To propose the convening of shareholders’ extraordinary general meetings;

(i)	To make suggestions and inquiries about the operations of the Company; and

(j)	Other rights as maybe provided under the PRC Law, this Agreement and Articles of Association.

7.4	Upon the establishment of the Company, each party hereto shall, as a Shareholder, perform the following obligations:

(a)	To comply with the Articles of Association;

(b)	To comply with provisions herein;

(c)	To be liable to the Company and share risks and losses to the extent of its share subscription;

(d)	To appoint proxy to attend the shareholders’ general meetings; and

(e)	Other obligations as maybe provided under the PRC Law, this Agreement and Articles of Association.

Article VIII. Transfer of Shares

8.1	General Provisions on Transfer of Shares.

(a)	Each party hereto may transfer the shares of the Company held by it in accordance with the PRC Law and this Agreement.

(b)	Subject to Article 8.2 hereof, any party hereto may transfer to any third party other than the other party hereto the shares of the Company held by it. Such transfer shall also comply with the following requirements:

(i)	Such third party is in compliance with the qualifications requirements for shareholders of an insurance company as provided by the PRC Law;

(ii)	The other party hereto has agreed to waive its right of first refusal in respect of the proposed transfer; and

(iii)	The transfer price and terms offered by such party to such third party shall not be preferential to those offered by it to the other party hereto.

8.2	Special Provisions on Transfer of Shares.

Unless agreed upon by both parties in writing, any party hereto shall not transfer any shares of the Company held by it within the Lock-up Period. Following the end of the Lock-up Period, any transfer of shares shall still be subject to restriction under any of the following circumstances: (i) if the underwriter extends the Lock-up Period in connection with the initial public offering of the Company; (ii) if the proposed transferee is the competitor of the Company; or (iii) if such transfer is going to be detrimental to the Company’s ability to complete its initial public offering.

8.3	Procedures for Transfer of Shares.

(a)	If any party hereto wishes to transfer the shares of the Company held by it in accordance with this Agreement, it shall send a written notice to the other party in advance. Such notice shall contain the followings: (i) the number of shares proposed to be transferred; () the identity of the proposed transferee; and (iii) the proposed transfer price. The other party shall give its decision in writing on whether to exercise its right of first refusal after receiving the notice. If it fails to give the notifying party written confirmation on whether to exercise its right of first refusal within 30 days after receiving the notice, it shall be deemed as the waiver of its right of first refusal in respect of the proposed transfer.

(b)	The party who has decided to exercise its right of first refusal shall be obligated to purchase the shares as expressly provided in its written confirmation.

(c)	The party proposing to make the transfer shall, after, . Subject to the approval of or filing with the CIRC, such transfer shall be completed within 60 days of the delivery of transfer notice.

Article IX. Organizational Structure

9.1	Shareholders’ General Meeting.

(a)	The shareholders’ general meeting shall be the highest authority of the Company, consisting of all of the Shareholders.

(b)	Shareholders shall attend the shareholders’ general meeting and shall have one vote per share.

(c)	The quorum of the shareholders’ general meeting shall be the attendance of the Shareholders holding two-thirds or more of the issued and outstanding shares of the Company.

(d)	Resolutions on the following matters shall require the approval of two-thirds or more of the voting rights represented by the Shareholders present at the meeting:

(i)	amendment of Articles of Association;

(ii)	increase or decrease in Registered Capital, including, without limitation, initial public offering or follow-on offering, issuance of any shares or other securities convertible to shares and redemption of shares;

(iii)	issuance of debentures of the Company;

(iv)	merger, division, bankruptcy, liquidation or change of form of the Company;

(v)	acquisition or establishment of joint ventures;

(vi)	annual financial budget and estimate proposals of the Company;

(vii)	profit distribution plan and loss compensation plan of the Company;

(viii)	such other matters as provided under PRC Law or the Articles of Association which require the approval of special resolution and will have a material effect on the Company as determined by the ordinary resolution at the shareholders’ general meeting.

(e)	Resolutions on other matters shall require the majority approval of the voting rights represented by the Shareholders present at the meeting.

9.2	Board of Directors.

(a)	The Company shall have a board of directors. The board of directors shall initially consist of five to fifteen members. The board of directors shall be the decision-making body of the Company and shall be accountable and report to the shareholders’ general meeting.

(b)	Members of the board of directors shall be nominated by the Shareholders.

(c)	Sixty percent of the board of directors (other than independent directors) shall be nominated by CLIC, and forty percent by China Life.

(d)	The chairman of the board of directors shall be the legal representative of the Company.

(e)	Meetings of the board of directors can only be held with the attendance of two-thirds or more of the board members. Any board resolution shall require majority approval of all board members. The decision-making mechanism of the board of directors shall be provided in the Articles of Association.

(f)	Board committee: The board of directors may, based on the needs of the operation of the Company, set up an audit committee, a nomination and remuneration committee and a strategy committee. Each of the audit committee and nomination and remuneration committee shall consist of three board members, who do not serve as the management of the Company.

(g)	Independent directors: The nomination and qualifications of independent directors shall be set forth in the Articles of Association.

(h)	To avoid any doubt, any Related Party Transaction between the Company and any Affiliate in an annual accumulative amount of 5% or more of the net assets of the Company or any amendment to the agreement regarding such transaction shall be reviewed by the audit committee of the board of directors and then submitted to the board of directors for approval. Other Related Party Transactions shall be entered into and executed in accordance with the Company’s relevant rules on Related Party Transactions.

9.3	Supervisory Committee.

(a)	The Company shall have a supervisory committee. The supervisory committee shall be the supervision body of the Company, and shall be accountable and report to the shareholders’ general meeting. It shall supervise the board of directors, board members and senior management including the general manager to prevent them from abusing their powers and from impairing the rights and interest of the Shareholders and employees.

(b)	The supervisory committee shall consist of certain number of representatives appointed by the Shareholders and certain number of representatives appointed by employees, which shall be provided in the Articles of Association. The employee representatives shall be elected by the employees of the Company democratically.

9.4	Management Body.

The Company shall establish a management body in charge of the operations of the Company. The Company shall have a general manager and several deputy general managers. The Company shall have a person in charge of finance and accounting, a chief actuary and a compliance officer. The general manager shall be nominated by the chairman of the board and appointed by the board of directors. The chairman of the board shall not serve as the general manager. Deputy general managers and other senior management (except secretary to the board) shall be nominated by the general manager and appointed by the board of directors.

9.5	The specific duties and functions and personnel arrangement shall be set forth further in the Articles of Association.

Article X. Finance and Accounting

10.1	The Company shall establish its financial and accounting system in accordance with the requirements of the PRC Law and relevant authorities. The Company shall duly pay its taxes and be subject to the inspection and supervision by the PRC tax authorities.

10.2	The fiscal year of the Company shall be a calendar year, starting from January 1 and ending on December 31 each year. However, the first year of the Company shall start from the Establishment Date and end on December 31 that year. All of the accounting vouchers, books and statements shall be prepared in Chinese. The Company shall adopt RMB as its account recording currency. The non-RMB denominated business shall be handled in accordance with the requirements of the PRC Law and applicable rules.

10.3	The Company shall provide conveniences to both parties hereto who are conducting the regular inspections.

10.4	The Company shall make allocations to various reserves and insurance guarantee fund as required under the PRC Law and by the CIRC:

(a)	It shall make allocations to various liability reserves for purposes of protecting the interest of the insured and ensuring the solvency level.

(b)	It shall make allocations to reserves for pending claims or benefits based on insurance claims already made and claims not yet made but for which an insured event has occurred.

(c)	It shall make provisions to the insurance guarantee fund in order to protect the interest of the insured and support the stable and healthy operations of the Company.

Article XI. Profit Distribution

11.1	Both parties hereto agree that unless the solvency ratio of the Company equals or exceeds the requirement set by the CIRC, the Company shall not declare and pay out any dividends.

11.2	The Company shall allocate certain portion of the realized net profits of the Company for that year to the general reserve, which shall be used to compensate for the catastrophe risk, and not be used for distribution of profits or capital increase.

11.3	Subject to Articles 11.1 and 11.2, the realized net profits of the Company for current period plus the undistributed profits at the start of the year (or less uncompensated loss at the start of the year) and other amounts shall be distributed in the following order:

(a)	making up loss of the previous year (if any);

(b)	allocation to statutory common reserve fund;

(c)	allocation to general reserve;

(d)	allocation to discretionary common reserve fund; and

(e)	payments of dividends on ordinary shares.

11.4	The board of directors of the Company shall, based on the requirements by PRC Law, this Agreement and its own business development, formulate the yearly profit distribution plan and submit it to the shareholders’ general meeting for approval.

Article XII. Failure to Establish the Company

12.1	Any of the following occurrences shall constitute the failure to establish the Company:

(a)	If the founding meeting of the Company decides not to establish the Company;

(b)	If the CIRC does not approve of the establishment of the Company;

(c)	If the Company cannot be established due to Force Majeur; or

(d)	If both parties agree in writing not to establish the Company.

12.2	During the preparation for the establishment of the Company, if any Force Majeur as defined herein occurs, resulting in the preparation unable to complete as scheduled under Article VI, both parties may agree in writing to suspend the preparation for establishment, however, under no circumstances, such suspension shall be longer than one year after the occurrence of the Force Majeur. If the circumstance causing the suspension is not cured after one year, both parties shall consent to not establishing the Company.

12.3	Where the establishment of the Company fails, any party who has made payment to the Capital Contribution Account for its share subscription shall have the right to recover such payment from such account in accordance with the PRC Law. Establishment Preparation Group shall be responsible for returning such payment to the parties. If when it is determined that the establishment of the Company has failed, any party hereto has not made payment to the Capital Contribution Account for its share subscription, such party shall, according to its shareholding percentage, be jointly and severally liable for the Organization Expense already incurred as of the time when it is determined that the establishment of the Company has failed, and shall indemnify, to a certain extent, the other party who has already paid such Organization Expense out of its pocket.

Article XIII. Liability for Breach of Contract

13.1	Both parties hereto shall perform this Agreement to the principles of honesty and good faith. If one party does not perform its obligations hereunder, which results in the objective of this Agreement cannot be realized, it shall be liable to the other party for any direct loss or foreseeable indirect loss caused by such breach of contract.

13.2	If one party hereto does not pay the price for its share subscription within the time period and in the amount as provided herein, it shall be liable to the other party for any direct loss or foreseeable indirect loss caused by such breach of contract.

13.3	If one party hereto does not pay the price for its share subscription in accordance with provisions herein, it shall pay to the other party a delay fee at the daily rate of 0.5% of the amount of the delayed payment.

13.4	If the breach of contract by one party hereto has caused the failure to perform this Agreement in whole or in part, the party in default shall be liable. If both parties are in default, they shall be liable based on their respective default accordingly.

13.5	After the establishment of the Company, if one party hereto violates this Agreement or the Articles of Association, which results in losses of the Company and the other party, it shall be liable to the Company and the other party for any direct loss or foreseeable indirect loss caused by such violation.

Article XIV. Force Majeur

14.1	Unless otherwise provided herein, if one party is unable to perform all or part of its obligations hereunder due to the impact of a Force Majeur, it shall not be liable for breach of contract. However, the party affected by the Force Majeur, shall notify the other party in writing of the occurrence and impact of the Force Majeur within a reasonable time and provide relevant proof.

14.2	The affected party by the Force Majeur shall take all reasonable measures forthwith to cure or meditate the adverse effect of the Force Majeur, and shall resume the performance of its obligations forthwith after the adverse effect of the Force Majeur has been cured or meditated. If such party does not do so as provided in the preceding sentence, if shall be liable for any additional loss resulting therefrom.

Article XV. Representations, Warrants and Covenants

15.1	Representations, Warrants and Covenants of Both Parties.

(a)	Each party represents and warrants as follows:

(i)	It is a duly organized and validly existing legal person in China.

(ii)	The execution and performance of this Agreement shall not be in violation of the PRC Law, its articles of association and any agreement or arrangement to which it is a party.

(iii)	It has full authority and right to execute and perform this Agreement and has obtained all required authorizations and consents.

(iv)	The funds used by it to subscribe for the shares hereunder are acquired through legal means.

(v)	It does not have any litigation, arbitration or other action which may be harmful to the Company at the time of entering into this Agreement: (i) whose outcome will have a material and adverse effect on such party’s ability to perform its obligations hereunder; or (ii) whose outcome will give rise to the claim by a third party against such party’s investment in the Company.

(vi)	This Agreement, upon execution, shall be valid and binding on such party.

(b)	Each party undertakes that:

(i)	It shall make capital contribution to the Company in respect of the shares subscribed for by it on the terms and conditions provided herein.

(ii)	It shall, at the reasonable request of the Establishment Preparation Group, provide promptly relevant documents and information necessary for the establishment of the Company and warrant that the documents and information provided by it shall be true, complete, accurate, legal and valid.

(iii)	It shall take all actions necessary for ensuring the complete performance of all provisions herein and that its proxy attending the shareholders’ general meeting and the board members as appointed by it shall comply with and perform this Agreement and shall not commit any act in violation of this Agreement.

15.2	In order to ensure the best interest of the Company, each party undertakes that starting from the Establishment Date, as long as it remains a Shareholder of the Company, it shall not invest or participate in China by itself or through any of its controlled subsidiaries or other Affiliates in any business which competes with the Company (other than the business operated by life insurers as permitted by laws, regulations or regulatory authorities), and shall not affect the prospective public offering and listing of the Company.

15.3	In order to ensure the best interest of the Company, both parties agree that they will introduce the business opportunities in Chinese property and casualty insurance industry to the Company and that the Company shall have the priority chance to develop such business opportunities first.

Article XVI. Restricted Disclosure and Confidentiality

16.1	In order to ensure the best interest of the Company, each party undertakes that regardless whether it remains a Shareholder of the Company or not, it shall not disclose to any third party the Business Secret which has obtained by or become know to it when it is a Shareholder of the Company, provided that it may disclose the Business Secret when required by applicable laws, regulations, rules, judgment, verdict, decree or other legal proceedings, in which case it shall promptly notify the Company in writing. This clause shall not apply where the disclosure is required by relevant government authorities or regulatory authorities or is necessary and made to the credit rating firm, auditors or other intermediaries of such party, in which case the party disclosing the Business Secret shall promptly notify the other party in writing.

16.2

Each party undertakes that such party or any of its employees, agents or advisers shall keep in strict confidence all of the information obtained in connection with the execution or performance of this Agreement. Such information shall include, without limitation, provisions herein, negotiations regarding this Agreement, subject matter of this Agreement and the business or affairs of the other party. Subject to Article 16.1 hereof, any party hereto shall not, at any time hereafter, use or disclose or leak to any person such information, and shall prevent the disclosure of such information to its best effort.

16.3	Each party undertakes that without prior written consent of the other party, it shall not disclose the existence or provisions of this Agreement, any party’s investment in the Company, or the commercial negotiations regarding this Agreement. However, the provisions herein shall not prevent any party from disclosing such information under the PRC Law or under the rules of the exchange governing such party or its Affiliate, in which case the party planning to disclose shall notify the other party in writing ten Business Days before the time of the disclosure.

Article XVII. Effectiveness and Termination

17.1	Effectiveness.

This Agreement shall come into effect and binding on both parties upon execution by the authorized representatives of both parties.

17.2	Termination.

Articles VIII and XVI hereof shall survive the termination of this Agreement.

Article XVIII. Governing Law and Dispute Resolution

18.1	Governing Law.

The execution, effectiveness, interpretation, performance and termination of this Agreement shall be governed by the PRC Law.

18.2	Dispute Resolution.

(a)	Any dispute arising from or related to this Agreement shall be settled by both parties through friendly consultation first. If such consultation fails, any party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitrations rules then in effect.

(b)	The arbitration shall be conducted in Beijing, China. The arbitration panel shall consist of three arbitrators. The arbitration award shall be final and binding on both parties.

18.3	Continued Rights and Obligations.

When any dispute arises in respect of this Agreement and is subject to arbitration, other than the matters in dispute, each party shall continue to exercise its rights hereunder and perform its obligations hereunder.

18.4	Severability.

If any provisions or terms herein are determined by a court or an arbitration body to be invalid, it shall not affect the validity of other provisions or terms herein.

Article XIX. Supplementary Provisions

19.1	Amendment.

Any amendment or supplement to this Agreement can only be made with written agreement entered into by both parties.

Any amendment or supplement to this Agreement shall be deemed as an integral part of this Agreement and have the same legal force and effect as this Agreement.

19.2	Assigns.

Without prior written consent of the other party and the approval of or filing with the CIRC, any party shall not transfer all or part of its rights and obligations hereunder.

19.3	Counterparts.

The Agreement shall be written in Chinese and executed by both parties. The Agreement shall be executed in six copies, each party holding three copies.

19.4	Unless otherwise provided herein, each party hereto shall bear the cost and expense required for the execution of this Agreement by itself.

IN WITNESS WHEREOF, both parties hereto have executed this Agreement as of the date first written above.

(No text on this page, for signatures only)

Founder:	China Life Insurance (Group) Company
Signature:	/s/Yang Chao
Position:

Founder:	China Life Insurance Company Limited
Signature:	/s/Wu Yan
Position: